Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-258461, 333-265150, 333-270006, 333-277711 and 333-285599) pertaining to the Amended and Restated 2013 Equity Incentive Plan (including the U.S. Sub-Plan to the Amended and Restated 2013 Equity Incentive Plan), 2021 Share Incentive Plan and 2021 Employee Share Purchase Plan of Riskified Ltd. of our report dated March 6, 2026, with respect to the consolidated financial statements and schedule of Riskified Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ KOST FORER GABBAY & KASIERER A Member of EY Global Tel-Aviv, Israel March 6, 2026